UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2015

Pendrell Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	001-33008	98-0221142
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Carillon Point, Kirkland, Washington		98033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425) 278-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2015, Pendrell Corporation ("Pendrell") entered into an employment agreement (the "Agreement") with Lee E. Mikles to describe the terms under which Mr. Mikles will serve as President and Chief Executive Officer. Mr. Mikles had been serving as Pendrell’s Interim Chief Executive Officer and President since November 19, 2014 and continues to serve on the Board. Pursuant to the Agreement, Mr. Mikles will be paid an annual base salary of $6,000 and will be granted the following equity awards:

• Non-statutory stock options to purchase 2,000,000 shares of Pendrell’s Class A common stock (the "Common Stock") having an exercise price equal to the closing price of the Common Stock on the date the options are granted and vesting over four years, with 25% of the award vesting on each of January 1, 2016, January 1, 2017, January 1, 2018 and January 1, 2019.

• Performance-based non-statutory stock options to purchase 2,000,000 shares of Common Stock having an exercise price equal to the closing price of the Common Stock on the date the options are granted, with up to 25% of the award vesting on each of February 15, 2016, February 15, 2017, February 15, 2018 and February 15, 2019, but only to the extent Pendrell meets its performance objectives for the preceding calendar year under Pendrell’s then-applicable incentive plan. Any performance-based options that do not vest on an annual vesting date due to Pendrell performance achievement below 100% will expire.

• 500,000 restricted shares of Common Stock that will fully vest on January 1, 2016.

• 500,000 performance-based restricted shares of Common Stock that will vest on February 15, 2016, but only to the extent Pendrell meets its performance objectives under Pendrell’s 2015 incentive plan. Any restricted shares that do not vest on February 15, 2016 due to Pendrell performance achievement below 100% will be forfeited.

• 3,000,000 restricted stock units that will vest over three calendar years, with one-third of the award vesting on each of January 1, 2017, January 1, 2018 and January 1, 2019.

• 3,000,000 performance-based restricted stock units that will vest over three calendar years, with up to one-third of the award vesting on each of February 15, 2017, February 15, 2018 and February 15, 2019, but only to the extent Pendrell meets its performance objectives for the preceding calendar year under Pendrell’s then-applicable incentive plan. Any performance-based restricted stock units that do not vest on an annual vesting date due to Pendrell performance achievement below 100% will be forfeited.

• 2,000,000 performance-based restricted stock units that will fully vest when both of the following have occurred: (i) the average closing price of Common Stock, measured over any period of 60 consecutive calendar days, has reached or exceeded $3.00 per share (the "Price Trigger"), and (ii) the date is January 1, 2017 or later. If the Price Trigger is not achieved by December 31, 2019, then none of these restricted stock units will vest. If Pendrell terminates Mr. Mikles’ employment without Cause or Mr. Mikles resigns for Good Reason (as such terms are defined in the Agreement) before January 1, 2017, and the Price Trigger has been met prior to termination of his employment, the restricted stock units will immediately vest in full.

The non-statutory stock options, restricted shares and restricted stock units will have a grant date of June 15, 2015 and will be subject to the terms and conditions of the Pendrell Corporation 2012 Equity Incentive Plan and the award agreements under which the options, restricted shares and restricted stock units are granted. Specifically, and without limitation, the vesting of any stock options, restricted shares and restricted stock units will cease following the date on which Mr. Mikles is no longer employed by Pendrell.

If Pendrell terminates Mr. Mikles’ employment without Cause or Mr. Mikles resigns for Good Reason, and if Mr. Mikles executes and delivers to Pendrell a separation agreement in a form acceptable to Pendrell that includes a full release of claims, then any time-based or performance-based options, restricted shares or restricted stock units that would have vested within 12 months after such employment termination shall vest, with the time-based options, restricted shares and restricted stock units vesting immediately. The performance-based options, restricted shares and restricted stock units that cannot be measured as of the date of employment termination (i.e., because Pendrell performance has not yet been measured), will vest on the date that performance is measured, which shall be no later than the next succeeding February 15.

Mr. Mikles will also be eligible to participate in Pendrell’s standard employee benefit programs.

The foregoing description of the terms of the Agreement are qualified in their entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

10.1 Employment Letter Agreement signed June 8, 2015 to be effective June 1, 2015 between Pendrell Corporation and Lee E. Mikles

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pendrell Corporation

June 9, 2015	By:	/s/ Timothy M. Dozois

Name: Timothy M. Dozois
Title: Corporate Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Letter Agreement signed June 8, 2015 to be effective June 1, 2015 between Pendrell Corporation and Lee E. Mikles